Exhibit 3.54

           AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

                                     OF

                                  [Company]


         The undersigned General Partner and Limited Partner hereby amend and restate their agreement of limited partnership pursuant to and in accordance with the Florida Revised Uniform Limited Partnership Act, Fla. Stat.ss.ss.620.10-102, et seq. (the "Act"), and hereby agree as follows:

         1. Name. The name of the limited partnership (the "Partnership") is [Company]

         2. Purpose. The Partnership is organized to engage in any lawful business, purpose or activity for which limited partnerships may be formed under the Act.

         3. Registered Agent and Office. The address of the registered agent of the Partnership is 110 SE 6th Street, 20th Floor, Ft. Lauderdale, Florida 33301. The name of the registered agent at that address is Kenneth
B. Rollin.

         4. Partners. The names and business, residence or mailing addresses of the General Partner and the Limited Partner (collectively, the "Partners") are as follows:

                  General Partner

                  [General Partner]           110 SE 6th Street, 20th Floor
                                              Ft. Lauderdale, Florida 33301

                  Limited Partner

                  [Limited Partner]           110 SE 6th Street, 20th Floor
                                              Ft. Lauderdale, Florida 33301

         5. Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Florida.

         6. Term. The Partnership shall dissolve, and its affairs shall be wound up, if (a) the Partners unanimously so determine, (b) the Partnership sells or otherwise disposes of its interest in all or substantially all of its property, (c) an event of dissolution has occurred under the Act or (d) upon the removal, withdrawal or dissolution of the General Partner.

         7. Capital Accounts. The Partnership shall establish and maintain a separate account (the "Capital Account") for each Partner. The Capital Accounts shall be maintained and adjusted so as to comply with the provisions of the Internal Revenue Code (the "Code") and Treasury
Regulations promulgated thereunder. The General Partner is hereby authorized to interpret and to apply the foregoing provisions to the extent necessary to comply with such Treasury Regulations.

         8. Additional Contributions. No Partner is required to make any additional capital contribution to the Partnership.

         9. Allocations of Profit and Losses. (a) The Partnership's profits and losses shall be allocated according to the Partners' respective Capital Account balances as of the beginning of the fiscal period.

            (b) Regulatory and Related Allocations. Notwithstanding any other provision in this Agreement to the contrary, the following special allocations shall be made in the following order:

            (i) Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV, if there is a net decrease in partnership minimum gain during any fiscal period, each Partner shall be specially allocated items of Partnership income and gain for such fiscal period (and, if necessary, subsequent fiscal period) in an amount equal to the greater of (A) the portion of such Partner's share of the net decrease in such partnership minimum gain, determined in accordance with Treasury Regulations Section 1.704-2(d)(1), or (B) if such Partner would otherwise have an adjusted capital account deficit attributable solely to such Partner's Capital Account at the end of such fiscal period, an amount sufficient to eliminate such adjusted capital account deficit. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to the Partners pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2. This Section 9(b)(i) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith. To the extent permitted by such section of the Treasury Regulations and for purposes of this Section 9(b)(i) only, each Partner's adjusted capital account deficit shall be determined prior to any other allocations pursuant to this Article 9 with respect to such fiscal period.

            (ii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or
(6) with respect to such Partner's Capital Account, items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the adjusted capital account deficit of such Partner as quickly as possible; provided that an allocation pursuant to this
Section 9(b)(ii) shall be made only if and to the extent that such Partner would have an adjusted capital account deficit after all other allocations provided for in this Section 9 have been tentatively made as if this
Section 9(b)(ii) were not in this Agreement. This Section 9(b)(ii) is intended to constitute a "qualified income offset" within the meaning of Treasury Regulations Section 1.704-1(b)(ii)(d) and should be interpreted consistently therewith.

            (iii) Nonrecourse Deductions. Any nonrecourse deductions for any fiscal period shall be allocated to the Partners in accordance with their respective Capital Accounts.

            (iv) Gross Income Allocation. In the event any Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate such Partner's adjusted capital account deficit as quickly as possible; provided that an allocation pursuant to this Section 9(b)(iv) shall be made only if and to the extent that such Partner would have an adjusted capital account deficit after all other allocations provided for in this Section 9 (other than Section 9(b)(ii)) have been tentatively made as if this Section 9(b)(iv) were not in this Agreement.

            (v) Loss Allocation Limitation. No allocation of loss or deduction (or items thereof) shall be made to any Partner to the extent that such allocation would create or increase an adjusted capital account deficit with respect to such Partner.

            (vi) Curative Allocations. The allocations set forth in Section 9(b) (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulations under Section 704 of the Code. Notwithstanding any other provision of this Article 9 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other Partnership items of income, gain, loss, deduction and expense among the Partners so that, to the extent possible, the net amount of such allocations of other Partnership items and the Regulatory Allocations shall be equal to the net amount that would have been allocated to the Partners pursuant to this Section 9 if the Regulatory Allocations had not been made.

         10. Distributions. From time to time, as may be determined by the General Partner, but at least once during each fiscal year, the General Partner shall cause the Partnership to distribute any cash held by it which is not reasonably necessary for the operation of the Partnership. Cash available for distribution shall be distributed to the Partners in the same proportion as their then capital account balances.

         11. Assignments. The Limited Partner may assign all or any part of his or its partnership interest only with the consent of the General Partner. The Limited Partner has no right to grant an assignee of his or its partnership interest the right to become a substituted limited partner.

         12. Withdrawal. The General Partner has the power to withdraw at any time by giving written notice to the Limited Partner. The Limited Partner has the power to withdraw upon not less than six months' prior written notice to the General Partner.

         13. Additional Partners. (a) The General Partner may admit additional limited partners.

            (b) The Partnership shall continue as a limited partnership under the Act after the admission of any additional limited partner pursuant

            (c) The admission of additional limited partners pursuant to this
Section 13 shall be accomplished by the amendment of this Amended and Restated Agreement of Limited Partnership and, if required by the Act, the filing of a certificate of amendment in the Office of the Secretary of State of Florida.

         14. Termination. Upon termination of the business of the Partnership, the General Partner shall make distributions, out of Partnership net assets, if any, in the following manner and order:

             1. for the payment and discharge of the claims of all creditors of the Partnership who are not Partners;

             2. for the payment and discharge of the claims of all creditors of the Partnership who are Partners;

             3. to the Partners or their legal representatives in accordance with the positive balances in their respective Capital Accounts as determined after taking into account all adjustments to Capital Accounts for all periods.